SUNESIS PHARMACEUTICALS, INC.

CONSULTING AGREEMENT

Effective Date:  August 5, 2008

Expiration Date:  August 31, 2009

Contract No. 2008-3101.0

This Consulting Agreement (the “Agreement”) is entered into by and between Sunesis Pharmaceuticals, Inc. (“SUNESIS”) and Robert McDowell, Ph.D. (“CONSULTANT”). SUNESIS desires to have CONSULTANT serve as a non-exclusive consultant to SUNESIS under the terms of this Agreement.

NOW, THEREFORE, CONSULTANT and SUNESIS agree as follows:

1.	SERVICES AND COMPENSATION.

a. Consulting Services. During the term of this Agreement, CONSULTANT will provide consulting services (the “Services”) to SUNESIS as described on Exhibit A attached to this Agreement. CONSULTANT shall use best efforts to perform the Services in a manner satisfactory to SUNESIS. Without limiting the foregoing, CONSULTANT shall provide Services to SUNESIS in accordance with generally accepted professional standards as applied to similar projects performed under similar conditions prevailing in the industry at the time such Services are rendered to SUNESIS. CONSULTANT shall not subcontract any portion of CONSULTANT’s duties or obligations under this Agreement without the prior written consent of SUNESIS.

b. SUNESIS Liaison; Reports. CONSULTANT will report to the SUNESIS representative or agent (hereinafter, the “SUNESIS Liaison”, specified on Exhibit A) concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the SUNESIS Liaison. Any and all such reports prepared by Consultant shall be the Confidential Information (as defined below) and sole property of SUNESIS.

c. Support. SUNESIS may from time to time provide CONSULTANT with such support facilities and space at SUNESIS as may be required in SUNESIS’ sole judgment to enable CONSULTANT to properly perform the Services. Notwithstanding the foregoing, CONSULTANT shall be responsible for securing, at CONSULTANT’s sole expense, such other facilities, equipment, space and any other items that are not expenses per Section 1(d) below that are required by CONSULTANT to perform the Services.

d. Compensation. In consideration for CONSULTANT’s performance of Services, SUNESIS will pay CONSULTANT in accordance with the fees and payment terms set forth in Exhibit A. CONSULTANT shall send SUNESIS an invoice monthly for services rendered. Unless otherwise set forth in Exhibit A, SUNESIS shall make payments to CONSULTANT within fifteen (15) days of invoice receipt.

e. Expenses. CONSULTANT shall be reimbursed for any reasonable expenses incurred while performing Services on behalf of SUNESIS, including travel expenses (i.e. airfare, meals and lodging). Any air travel on behalf of SUNESIS shall be coach class unless otherwise mutually agreed by the parties. As a condition to receipt of reimbursement, CONSULTANT shall be required to submit to SUNESIS reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

2.	CONFIDENTIALITY.

a. Confidential Information. As used in this Agreement, the term “Confidential Information” means information (A) pertaining to any aspects of SUNESIS’ business, including but not limited to its research, technical data, products, services, plans for products or services, customers and potential customers, markets and marketing, finances, financial projections, employees (including employee compensation), patents, patent applications, developments, inventions, processes, designs, drawings, engineering, formulae, regulatory information, medical reports, clinical data and analysis, compounds, chemical structures, compositions, microorganisms or other cell types, proteins, peptides, reagents, cell lines, genetic or other biological materials, chemical formulas, business plans, and agreements with third parties, disclosed to CONSULTANT by SUNESIS either directly or indirectly in writing, orally or otherwise, or (B) created by CONSULTANT as part of the Services, whether or not during working hours. Confidential Information also includes any information, which SUNESIS has received from a third party which SUNESIS is obligated to treat as confidential or proprietary. Notwithstanding the foregoing, Confidential Information shall not include information that CONSULTANT can demonstrate by competent written proof: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of CONSULTANT; (ii) was known to CONSULTANT, other than under an obligation of confidentiality, at the time of disclosure; (iii) was received by CONSULTANT from a third party authorized to make such disclosure; or (iv) is independently developed by CONSULTANT without any use of Confidential Information.

b. Confidentiality Obligations.

i. CONSULTANT shall not, during the term of this Agreement or for ten (10) years after the date of expiration or termination of this Agreement, use any Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of SUNESIS, or disclose Confidential Information to any third party. CONSULTANT agrees not to make copies of Confidential Information except as authorized by SUNESIS. CONSULTANT agrees that Confidential Information, including any copies thereof, shall remain the sole property of SUNESIS. Without SUNESIS’ prior written approval, CONSULTANT will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that CONSULTANT has this arrangement with SUNESIS.

ii. CONSULTANT shall take all reasonable precautions to prevent any unauthorized use, access or disclosure of Confidential Information, including but not limited to (i) using the highest degree of care that it utilizes to protect its own most sensitive confidential information of a similar nature, (ii) maintaining any such Confidential Information or any information derived therefrom wholly separate from information provided to CONSULTANT by any third party or belonging thereto, (iii) not taking any such Confidential Information into the facilities of any third party, (iv) not copying or reverse engineering any such Confidential Information, except to the extent necessary to perform the Services, and (v) immediately informing SUNESIS, in writing, of any actual or suspected unauthorized use, disclosure or access to Confidential Information.

iii. Upon expiration or termination of this Agreement, or upon SUNESIS’ earlier request, CONSULTANT will deliver to SUNESIS all Confidential Information and any property relating thereto and all tangible embodiments thereof in CONSULTANT’s possession or control.

iv. This Section 2(b) shall not prevent CONSULTANT from disclosing Confidential Information that it is required to disclose pursuant to an order or requirement of a court or other governmental agency; provided, however, CONSULTANT shall provide prompt notice to SUNESIS of such order or requirement to enable SUNESIS the opportunity to seek a protective order or otherwise prevent or restrict such disclosure.

3.	OWNERSHIP.

a. Inventions. CONSULTANT agrees that all information (including, without limitation, business plans and/or business information), technology, know-how, materials, notes, records, designs, discoveries, formulae, compositions, processes, devices, trade secrets, trademarks, inventions, developments, original works of authorship, concepts, improvements, methods, techniques, and ideas, whether or not patentable or registrable under copyright or similar laws, discovered or developed or conceived or reduced to practice by CONSULTANT, solely or in collaboration with others, (i) in the course of or as a result of performing the Services, (ii) through use of information disclosed by SUNESIS, (iii) through funding provided by SUNESIS, and/or (iv) from use of premises or materials owned, leased or contracted for by SUNESIS (collectively, “Inventions”) are the sole property of SUNESIS. CONSULTANT also agrees to assign (or cause to be assigned) and hereby irrevocably assigns fully to SUNESIS, or SUNESIS’ designee, all right, title and interest throughout the world in and to the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. CONSULTANT will not disclose Inventions to any person outside SUNESIS unless requested to do so by the President of SUNESIS.

b. Further Assistance. Without further compensation, CONSULTANT hereby agrees promptly to disclose to SUNESIS all Inventions. CONSULTANT agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged, at the expense of SUNESIS, any and all documents and to perform, any and all acts deemed necessary, useful or convenient by SUNESIS for the purposes of perfecting the foregoing assignments and obtaining, enforcing and defending intellectual property rights in any and all countries with respect to Inventions. CONSULTANT agrees that CONSULTANT’s foregoing obligation shall continue after the termination of this Agreement. It is understood and agreed that SUNESIS or SUNESIS’s designee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain patents applications and patents worldwide with respect to Inventions.

c. Power of Attorney. If SUNESIS is unable because of CONSULTANT’s mental or physical incapacity or unavailability or for any other reason to secure CONSULTANT’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to SUNESIS as above, then CONSULTANT hereby irrevocably designates and appoints SUNESIS and its duly authorized officers and agents as CONSULTANT’s agent and attorney in fact, to act for and in CONSULTANT’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by CONSULTANT. CONSULTANT hereby waives and irrevocably quitclaims to SUNESIS any and all claims, of any nature whatsoever, that CONSULTANT now or hereafter has for infringement of any and all proprietary rights assigned to SUNESIS.

d. Non-exclusive License Grant. CONSULTANT agrees that, if in the course of performing the Services, CONSULTANT incorporates into any Invention developed hereunder any invention, improvement, development concept, discovery or other proprietary information owned by CONSULTANT or in which CONSULTANT has an interest (“Item”), SUNESIS is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with the exploitation of such Invention.

e. Return of Inventions. Upon the expiration or termination of this Agreement for any reason, or upon SUNESIS’s earlier request, CONSULTANT will deliver to SUNESIS all property relating to, and all tangible embodiments of, Inventions in CONSULTANT’s possession or control.

4. TERM AND TERMINATION. The term of this Agreement shall commence on the Effective Date and continue until the Expiration Date, unless terminated before the Expiration Date. This Agreement may be terminated at any time by either party, with or without cause, and without prejudice to any right or remedy a party may have due to any failure of the other party to perform their obligations under this Agreement, upon ten (10) days written notice to the other party. In addition, SUNESIS may terminate this Agreement immediately and without prior notice if CONSULTANT is in breach of any material provision of this Agreement. The obligations of the parties contained in Sections 2, 3, 4, 5 and 8 hereof shall survive expiration or termination of this Agreement.

5. INDEPENDENT CONTRACTOR. CONSULTANT’s relationship with SUNESIS will be that of an independent contractor and not that of an employee. CONSULTANT will not be eligible for any employee benefits or unemployment benefits, nor will SUNESIS make deductions from payments made to CONSULTANT for taxes, unless as otherwise required by law, all of which will be CONSULTANT’s responsibility. CONSULTANT agrees to indemnify and hold SUNESIS harmless from any and all liability for, or assessment of, any such taxes imposed on SUNESIS by relevant taxing authorities. CONSULTANT will have no authority to enter into contracts that bind SUNESIS or create obligations on the part of SUNESIS without the prior express written authorization of SUNESIS.

6. CERTAIN OTHER CONTRACTS.

a.
CONSULTANT will not disclose to SUNESIS any information that CONSULTANT is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on CONSULTANT to the contrary.

b.
The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. CONSULTANT shall not use the funding, resources and facilities of any other third party, without the prior written consent of SUNESIS, to perform Services hereunder and shall not perform Services hereunder in any manner that would give any third party rights or access to the product of such Services.

7. NO CONFLICTING OBLIGATIONS. During the term of this Agreement, CONSULTANT shall not enter into a binding agreement that would conflict with any of the provisions of this Agreement and/or preclude CONSULTANT from complying with the provisions hereof.

8. MISCELLANEOUS.

a. At-Will Relationship. CONSULTANT understands and acknowledges that CONSULTANT’s consulting relationship with SUNESIS is and shall continue to be at-will, as defined under applicable law, meaning that either CONSULTANT or SUNESIS may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

b. Non-solicitation. During the Term of this Agreement and for a period of twenty-four (24) months thereafter CONSULTANT will not directly or indirectly solicit, recruit, hire away, or induce or encourage to leave any employee or consultant of SUNESIS.

c. No Conflict: Valid and Binding. CONSULTANT represents that neither the execution of this Agreement nor the performance of CONSULTANT’s obligations under this Agreement will result in a violation or breach of any other agreement by which CONSULTANT is bound. SUNESIS represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of SUNESIS, subject to no conflicting agreements.

d. Use of Name. Neither party shall have the right to use the name of the other party without such other party’s prior written consent, except that it is understood that the name of CONSULTANT may appear in certain SUNESIS disclosure documents, including those required by securities laws and in other regulatory and administrative filings in the ordinary course of SUNESIS’ business.

e. Withholding Taxes. California tax(es) will be deducted pursuant to California State Franchise Tax Board Publication 1023 for all non-resident consultants unless the appropriate exemption forms are completed and provided to SUNESIS.

f. Remedies. CONSULTANT acknowledges that SUNESIS would have no adequate remedy at law to enforce Sections 2 and 3 hereof. In the event of a violation by CONSULTANT of such Sections, SUNESIS shall have the right to obtain injunctive or similar relief, as well as all other relevant damages, without the requirement of posting bond or other similar measures.

g. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

h. Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in San Mateo County, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

i. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth with the signatures below, or as subsequently modified by written notice. Notices to SUNESIS shall be sent to the attention of General Counsel.

j. Assignment. Due to the personal nature of the Services to be rendered hereunder, CONSULTANT may not assign this Agreement. SUNESIS may assign this Agreement without the consent of CONSULTANT. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

k. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

l. Waiver. Waiver or forbearance by either party or the failure by either party to claim a breach of any provision of this Agreement or exercise any right or remedy provided by this Agreement or applicable law shall not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

m. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

n. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

o. Amendments. Any term of this Agreement may be amended or modified only with the written consent of the parties.

p. Entire Agreement. This Agreement, including the Exhibit A hereto, constitutes the entire agreement between SUNESIS and CONSULTANT with respect to the subject matter of this Agreement and supercedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

q. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument, and may be executed through the use of facsimiles.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above, on the dates set forth below.

SUNESIS PHARMACEUTICALS, INC.		ROBERT MCDOWELL, PH.D.
395 Oyster Point Boulevard, Suite 400		1264 Church Street
South San Francisco, California 94080		San Francisco, California 94114

By:	/s/ Valerie Pierce___________________	By: /s/ Robert McDowell________
Print Name: Valerie Pierce_________________
Title: SVP & GC_______________________
Date Signed: 8/21/08____________________		Date Signed: 8/20/08____________

EXHIBIT A

SERVICES AND FEES

I. Services to be provided include:

a)	Review and support ongoing business and corporate development activities, as maybe requested from time to time;

b)	Attend (or present at) SUNESIS’ project meetings, as may be requested from time to time by SUNESIS; and

c)	Provide written reports in connection with Services in a timely manner, or as requested by SUNESIS, when applicable.

II. Fees and Payments

Hourly Rate: $200 per hour, prorated for partial hours.

Amounts payable for Services hereunder shall not exceed $10,000 during the term of the Consulting Agreement. All requests for payment will be in a form of a detailed invoice emailed to the SUNESIS Liaison (indicated below) with a copy to AP@sunesis.com.

III. SUNESIS Liaison

Lesley A. Stolz, Ph.D.
VP, Corporate & Business Development
Sunesis Pharmaceuticals, Inc.
395 Oyster Point Blvd., Suite 400
South San Francisco, CA 94080
Phone:    (650) 266-3738
Fax :        (650) 266-3520
Mobile : (510) 229-8695
Email :    lstolz@sunesis.com